Contact:    Blake Thomas
            President & Chief Operating Officer
            Datapoint Corporation
            International Headquarters, Paris, France
            33-1-4007-3701

            Sharon Riggs
            Investor Relations
            Datapoint Corporation
            U.S. Headquarters, San Antonio, Texas
            210-593-7901


               DATAPOINT TO ACQUIRE DIMENSIONAL MEDIA ASSOCIATES.
                        PIONEER IN 3-D OPTICAL TECHNOLOGY
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                Datapoint Gains Strategic Position in U.S. Market
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                       Acquisition Accretive to Datapoint


      SAN ANTONIO, TX - (June 29, 1998) -- Datapoint Corp. (NYSE: DPT), a leader in communication technology, today announced it has entered into a letter of intent to acquire Dimensional Media Associates (DMA), a pioneer in the development and commercial application of 3-D optical technology, in a transaction valued at approximately $19 million. DMA is a privately-held company.

      Under the terms of the agreement, DMA's current owners will receive 5.7 million shares of Datapoint Common Stock, plus Warrants to purchase up to an additional 5.7 million shares of newly-issued Datapoint Common Stock, at an exercise price of $2.00 per share. The Warrants are exercisable at any time at the holder's option for a five-year period through 2003.

      Blake Thomas, President and Chief Operating officer of Datapoint Corp., said: "Datapoint's acquisition of DMA and its groundbreaking 3-D optical technology marks a new and exciting chapter in Datapoint's 30 year history. It provides Datapoint not only with immediate and significant revenue generation, but an important new toehold in the U.S. market."

      Mr. Thomas added: "We see enormous opportunities for DMA's unrivaled technology around the world and across industry sectors. DMA's 3-D imagery and graphics have already proven to be an indispensable tool for retailers at points of purchase. As the technology continues to develop, we see limitless potential for applying it in such diverse fields as science, medicine, advertising, entertainment and education."

      DMA, based in New York, designs, develops, manufactures and distributes systems incorporating an innovative optical technology called High Definition Volumetric Display, or


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HDVD(R). HDVD(R) produces a free-floating, 3-D image that can be seen by the naked eye without special glasses or other visual aids. The full-color, full-motion images appear suspended in space and can be real-time or stored, and are derived from real objects, computers, CD's, laser discs, DVD or video-game equipment.

      Companies which have purchased DMA's products and licensed technology for the U.S. market include BMW, Reebok International, Pepsi-Cola, Philip Morris and Sears. H. Stern of Brazil, Marubeni of Japan and Bass Brewers of Britain are among DMA's international clients. Additionally, DMA has received multiple grants from the Pentagon's Defense Advanced Research Project Agency (DARPA) for research in surgical simulation and telepresence medicine. DMA's HDVD(R) technology was the recipient of the prestigious Discover Magazine Technology Award for Innovation in Sight in 1996.

      Robert D. Summer, President of DMA, said: "We look forward to capitalizing on Datapoint's sales and marketing strengths, as well as its superior research and development capabilities. Our relationship with Datapoint will enable us to provide efficient and seamless multiple-point delivery of our technology by piggybacking on Datapoint's network and delivery systems. In addition, we see enormous opportunities to extend our markets by leveraging Datapoint's extensive European subsidiary network and client base."

      Susan Kasen Summer, founder of DMA, said: "Datapoint provides DMA with the structure and technical support we need to realize full commercial benefit from the patent portfolio we've assembled since DMA's inception in 1994." DMA holds the rights to eight U.S. patents and two foreign patents covering optic systems that enable the projection of 3-D data.

      The acquisition will be immediately accretive to Datapoint, the Company said, boosting Datapoint's revenues by approximately $15 million in fiscal 1999.

      Datapoint's Thomas said: "Today's announcement heralds a strategic shift for Datapoint. Having emerged from a successful restructuring process, during which we were able to stabilize costs while growing operating income, we can focus on pursuing growth opportunities which, like DMA, will complement Datapoint's infrastructure and product set while expanding our revenue base."

      Earlier this month, Datapoint reported its fifth consecutive quarter of positive operating income, posting revenues of $36.1 million and operating income of $1.4 million for the period ending April 26, 1998. For the nine months ending May 2, 1998, the company reported revenues of $111.6 million, a more than 6% increase over the same period a year earlier. For the fiscal year ending July 31, 1998, the Company expects to double the operating income it reported in the previous fiscal year.

      The transaction is subject to customary regulatory approvals and the approval of Datapoint shareholders. It is anticipated the transaction will close by early October.

      With its U.S. headquarters in San Antonio, TX, and international headquarters in Paris, France, Datapoint specializes in the design, integration, and maintenance of data, voice, and video communication solutions and markets its products and services in 40 countries worldwide. The company is known for its superior R&D and as an inventor of many noteworthy technologies, including the Local Area Network (LAN), distributed video conferencing and multi-speed networking. Datapoint's World Wide Web site is located at www.datapoint.com, which includes a link to DMA's site, www.@3Dmedia.com.

      This press release contains forward-looking statements that involve uncertainties, including, but not limited to, risks and uncertainties related to foreign currency translations, the competitive environment and other risks. Future trends and results may differ materially from disclosures contained in this release.

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